Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

AGNICO EAGLE MINES LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, without par value	457(c)	6,000,000(1)	US$64.25(2)	US$385,500,000.00	0.0001476	US$56,899.80
Fees Previously Paid	-				-	-	-	-
Carry Forward Securities
Carry Forward Securities	-				-	-	-
	Total Offering Amounts				-	US$385,500,000.00	-	US$56,899.80
	Total Fees Previously Paid				-	-	-	-
	Total Fee Offsets				-	-	-	-
	Net Fee Due				-	-	-	US$56,899.80

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common shares (“Common Shares”) that become issuable under the Registrant’s second amended and restated dividend reinvestment and share purchase plan by reason of any stock dividend, stock split or similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding Common Shares.

(2) Based on the average of the high (US$64.69) and low (US$63.81) prices of the common shares of the Registrant on the New York Stock Exchange on June 11, 2024, and estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.